UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 28, 2012

(Exact name of Registrant as specified in its charter)

Delaware	1-9824	52-2080478
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2100 Q Street

Sacramento, CA 95816

(Address of principal executive offices) (Zip Code)

(916) 321-1846
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry into a Material Definitive Agreement.

On December 3, 2012, The McClatchy Company, a Delaware corporation (the “Company”), entered into a purchase agreement (the “Purchase Agreement”) by and among the Company, certain of the Company’s subsidiaries (the “Guarantors”) and the initial purchasers named therein (the “Initial Purchasers”), pursuant to which the Company has agreed to issue and sell, and the Initial Purchasers have agreed to purchase, $910,000,000 aggregate principal amount of 9.00% Senior Secured Notes due 2022 (the “Notes”) in a private placement to qualified institutional buyers in the United States in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act.

The Notes will bear interest at an annual rate equal to 9.00%. The offering of the Notes is expected to close on December 18, 2012, subject to satisfaction of customary closing conditions.

The Purchase Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions whereby the Company and its guarantor subsidiaries, on the one hand, and the Initial Purchasers, on the other, have agreed to indemnify each other against certain liabilities.

Certain of the Initial Purchasers or their Affiliates are lenders and/or agents under the Company’s existing senior secured credit agreement and will be lenders and/or agents under the company’s amended and restated senior secured credit agreement.  In addition, certain of the Initial Purchasers are acting as dealer managers and solicitation agents for the Company’s Offer (as defined below) and/or may from time to time hold long or short positions in the notes subject to the Offer for their own account or for the accounts of customers, and as a result, may elect to participate in the Offer for their own accounts or for the accounts of customers and in connection therewith may receive a portion of the proceeds of the offering of the Notes.

The foregoing description of the Purchase Agreement is only a summary and is qualified in its entirety by reference to the full text of the Purchase Agreement, which the Company will file with its Annual Report on Form 10-K for the fiscal year ending December 30, 2012.

Item 8.01.                                        Other Events.

On November 28, 2012, the Company issued a press release announcing its intention to offer $750 million aggregate principal amount of senior secured notes due 2022 (the “Senior Secured Debt”).  A copy of this press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

On November 28, 2012, the Company issued a press release announcing that it commenced a tender offer (the “Offer to the Purchase”) for up to $700 million of its 11.50% Senior Secured Notes due 2017 (the “2017 Notes”), of which approximately $846 million aggregate principal amount is outstanding.  In connection with the tender offer for the Company’s 2017 Notes, the Company commenced soliciting consents (the “Consent Solicitation,” and together with the Offer to Purchase, the “Offer”) to proposed amendments that would, among other things, amend certain of the restrictive covenants in the indenture for the 2017 Notes to substantially conform the terms of the 2017 Notes to the terms of the Senior Secured Debt (other than as to maturity, interest rate, redemption prices, redemption dates and similar pricing terms), allow the Company to grant a lien on its assets to secure the Senior Secured Debt that would rank pari passu with the lien securing the 2017 Notes, allow certain other debt to have a prior right to proceeds from the collateral securing the 2017 Notes and the Senior Secured Debt pursuant to a new intercreditor agreement.  A copy of the press release is attached as Exhibit 99.2 hereto and incorporated herein by reference.

On December 3, 2012, the Company issued a press release announcing the pricing of $910 million aggregate principal amount of Senior Secured Debt.  A copy of this press release is attached as Exhibit 99.3 hereto and incorporated herein by reference.

On December 3, 2012, the Company issued a press release announcing that it has amended and restated its previously announced Offer.  The Company is offering to purchase for cash any and all of the $846 million in aggregate principal amount of outstanding 2017 Notes.  In connection with the amended and restated Offer, the Company amended the Consent Solicitation to solicit consents to proposed amendments that would, among other things, eliminate substantially all of the restrictive covenants and certain events of default contained in the indenture governing the 2017 Notes and also release all of the collateral securing the 2017 Notes from the liens created pursuant to the collateral documents entered into in connection with the indenture governing the 2017 Notes.  A copy of the press release is attached as Exhibit 99.4 hereto and incorporated herein by reference.

Item 9.01.             Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated November 28, 2012, announcing the proposed offering of senior secured notes.

99.2	Press Release dated November 28, 2012, announcing tender offer and consent solicitation.

99.3	Press Release dated December 3, 2012, announcing pricing of offering of senior secured notes.

99.4	Press Release dated December 3, 2012, announcing amendment of tender offer and consent solicitation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

December 5, 2012	By:	/s/ Karole Morgan-Prager
Karole Morgan-Prager
Vice President, Corporate Development, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated November 28, 2012, announcing the proposed offering of senior secured notes.

99.2	Press Release dated November 28, 2012, announcing tender offer and consent solicitation.

99.3	Press Release dated December 3, 2012, announcing pricing of offering of senior secured notes.

99.4	Press Release dated December 3, 2012, announcing amendment of tender offer and consent solicitation.